Exhibit 10.84

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Performance Stock Unit Award Agreement (the “Agreement”) is made by and between Monro, Inc., a New York corporation with its principal executive offices at 295 Woodcliff Drive, Suite 202, Fairport, New York 14450 (the “Company”) and Peter D. Fitzsimmons (the “Grantee”).

The parties hereby agree as follows:

1. Grant of Performance Stock Units. Pursuant to the terms of the Company’s 2007 Stock Incentive Plan, as amended and restated (the “Plan”), the Company hereby grants to the Grantee, as of December 2, 2025 (the “Date of Grant”), an award of performance-vesting Restricted Stock Units covering 178,476 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), subject to the further conditions contained herein (the “PSUs”).

2. Vesting and Payment.

(a) Subject to the Grantee’s continued employment with the Company through the Vesting Date (as defined on Schedule A hereto) except as provided in Sections 5 and 6 of the Employment Agreement between the Company and the Grantee dated December 2, 2025 (the “Employment Agreement”), the PSUs shall vest on the Vesting Date based on the Company’s achievement of the performance goal(s) as set forth and described on Schedule A hereto.

(b) Subject to the Plan and Sections 5 and 6 of the Employment Agreement, except as expressly determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion, the unvested portion of the Grantee’s PSUs shall terminate upon the Grantee’s termination of employment with the Company for any reason before the Vesting Date.

(c) Vested PSUs shall be paid in shares of Common Stock promptly following vesting, but not later than sixty (60) days thereafter. For the avoidance of doubt, if the PSUs have vested, settlement shall occur even if the Grantee’s employment terminates following vesting.

3. Dividend Equivalents. Prior to the payment or forfeiture of the Grantee’s PSUs, there shall be accrued on the PSUs an amount equivalent to the regular cash dividends paid, if any, on the shares of Common Stock covered by the PSUs. In the event of the vesting and payment of the PSUs, the dividend equivalents accrued on such vested PSUs, less any amounts that the Company determines are required to be withheld therefrom under Section 4, and shall be paid at the time that the related vested PSUs are paid to the Grantee. In the event of the forfeiture or cancellation of all or a portion of the PSUs, the dividend equivalents accrued on the portion of the PSUs that is forfeited shall also be forfeited.

4. Tax Withholding. The Company shall have the right to require that an amount sufficient to satisfy federal, state and local withholding tax requirements be remitted to the Company, or the Company may deduct from payments of the PSUs (or any dividend equivalents) amounts sufficient to satisfy all withholding tax requirements. The Committee shall permit the Grantee to satisfy his or her minimum statutory tax withholding obligation by: (i) surrendering shares of Common Stock owned by the Grantee having a fair market value equal to the amount of such taxes; (ii) directing the Company to withhold shares of Common Stock otherwise issuable to the Grantee in payment of the PSUs having a fair market value equal to the amount of such taxes; (iii) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the amount of such taxes; (iv) such other method approved by the Committee; or (v) any combination of the foregoing methods.

5. No Stockholder Rights. Until the shares of Common Stock from the payment of the PSUs have been issued to the Grantee, the Grantee shall have no rights of a stockholder of the Company with respect to the shares of Common Stock covered by the PSUs, and in particular shall not be entitled to vote the covered shares of Common Stock or to receive any dividends paid or made with respect to the shares of Common Stock covered by the PSUs (other than any dividend equivalents under Section 3).

6. Transferability. The PSUs may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise) other than by will or the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of the Company and any executor, administrator, legal representative, legatee or distributee entitled by law to exercise the Grantee’s rights hereunder.

8. Stock Incentive Plan. The Grantee hereby agrees to all the terms and provisions of the Plan and any future amendments thereto, which are expressly incorporated into the Agreement and made a part hereof as if printed herein; provided, that no modification or amendment of the Plan may, without the consent of the Grantee, adversely affect the rights of the Grantee under the Agreement. A current copy of the Plan will be provided to the Grantee by the Company at any time and without charge, upon request. Capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

9. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

10. Clawback. Notwithstanding anything in the Plan or in this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), the Company will be entitled to recoup compensation of whatever kind paid under the Plan and this Agreement at any time, in accordance with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements. This could require the Grantee to return to the Company, or forfeit if not yet paid, the PSUs and the proceeds from the payment of the PSUs (including any dividend equivalents), in order to comply with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements.

11. Amendment. The terms of the Agreement may be amended from time to time by the Committee, in its sole discretion, in any manner that the Committee deems necessary or appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of the Grantee under the Agreement without the written consent of the Grantee.

12. Adjustment Upon Changes in Capitalization. In the event of any change in the outstanding shares of Common Stock after the Date of Grant by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, to prevent dilution or enlargement of the Grantee’s rights under the Agreement, the Committee without liability to any person shall make such substitution or adjustment, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Agreement and/or (ii) any other affected terms of the Agreement, as the Committee, in its sole discretion, deems equitable or appropriate.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14. No Right to Continued Employment. Nothing in the Plan or in this Agreement, nor the grant of the PSUs, shall confer upon the Grantee any right to continue in the employment of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or this Agreement or interfere with or limit the right of the Company to modify the terms of or terminate such Grantee’s employment at any time.

15. Notices. Notices required or permitted to be made under the Plan or this Agreement shall be sufficiently made if personally delivered to the Grantee or sent by regular mail addressed: (i) to the Grantee at the Grantee’s address as set forth in the books and records of the Company; or (ii) to the Company or the Committee at the principal executive offices of the Company clearly marked “Attention: Compensation Committee.”

16. Section 409A. The PSUs and any dividend equivalents granted under this Agreement are intended to be exempt from the requirements of Section 409A of the Code, and the official guidance issued thereunder (collectively, “Section 409A”) under the short-term deferral exception thereto, and the Plan and this Agreement will be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, the Company and its subsidiaries make no representations that the PSUs or any dividend equivalents, or the grant, vesting or payment thereof provided under this Agreement comply with or are exempt from Section 409A, and in no event shall the Company or its subsidiaries be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Grantee on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Grantee has hereunto set his hand, as of the 2nd day of December, 2025.

GRANTEE:	MONRO, INC.

/s/ Peter D. Fitzsimmons	By:	/s/ Maureen E. Mulholland
Peter D. Fitzsimmons	Name:	Maureen E. Mulholland
	Title:	Executive Vice President – Chief Legal Officer and Secretary

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Schedule A

The PSUs shall vest (or not) on December 31, 2027 based on the Company’s achievement of the performance goals, as follows:

Average Stock Price	Vesting Percentage
Less than $25	0%
$25	50%
$30	100%
$40 or more	200%

For Average Stock Prices between $25 and $30 or between $30 and $40, the Vesting Percentage shall be determined by linear interpolation (e.g., the Vesting Percentage would be 150% if the Average Stock Price were $35).

As soon as practicable after December 31, 2027, the Committee will determine whether and to the extent that the performance goal was obtained and whether the PSUs will vest based on the achievement of the performance goal. The date on which the Committee determines the number of PSUs that have vested will be the “Vesting Date.” Notwithstanding the foregoing if the PSUs vest in connection with the Grantee’s termination of employment pursuant to Section 5.1, 5.2, 5.3, 5.4 or 6.2 of the Employment Agreement, the date of such termination of employment shall be the Vesting Date for all purposes hereof.

For purpose hereof, “Average Stock Price” means the average closing price of the Common Stock on the 20 trading days ending (and including) the Vesting Date.

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